Exhibit 2.2

APPENDIX 3

CONDITIONS OF THE ACQUISITION AND THE SCHEME

The Acquisition and the Scheme will comply with the Irish Takeover Rules and, where relevant, the rules and regulations of the U.S. Exchange Act, the Irish Companies Act and the Nasdaq, and are subject to the terms and conditions set out in this Announcement and to be set out in the Scheme Document.

The Acquisition and the Scheme are, to the extent required by the Laws of Ireland, governed by the Laws of Ireland.

The Acquisition and the Scheme will be subject to the conditions set out in this Appendix 3 (Conditions of the Acquisition and the Scheme).

1

The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than the End Date (or such earlier date as may be specified by the Irish Takeover Panel, or such later date as the Amgen Parties and the Company may, subject to receiving the consent of the Irish Takeover Panel and the Irish High Court, in each case if required, agree).

2	The Scheme will be conditional upon:

2.1

the Scheme having been approved by a majority in number of the Company Shareholders (including as may be directed by the Irish High Court pursuant to Section 450(5) of the Irish Companies Act) present and voting either in person or by proxy at the Scheme Meeting (or at any adjournment or postponement of such meeting) representing, at the Voting Record Time, at least 75% in value of the Company Shares held by such Company Shareholders present and voting either in person or by proxy at the Scheme Meeting;

2.2	each of the Required EGM Resolutions having been duly passed by the requisite majority of Company Shareholders at the EGM (or at any adjournment or postponement of such meeting);

2.3

the Irish High Court having sanctioned (without material modification) the Scheme pursuant to Sections 449 to 455 of the Irish Companies Act (the date on which the condition in this paragraph 2.3 is satisfied, the “Sanction Date”); and

2.4	a copy of the Court Order having been delivered for registration to the Irish Registrar of Companies within 21 days of the Sanction Date.

3

The Amgen Parties and the Company have agreed that, subject to paragraph 6, the Scheme and the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the Sanction Date:

3.1	the waiting period (and any extension thereof) applicable to the Acquisition under the HSR Act shall have expired or been earlier terminated;

3.2

all applicable waiting periods having expired, lapsed or been terminated or Clearances obtained (as appropriate), in each case in connection with the Acquisition, under (a) the applicable Antitrust Laws of each of Germany and Austria and (b) the applicable Foreign Investment Laws of France, Germany, Denmark and Italy;

Exhibit 2.2

3.3

there shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition, nor shall any Law or Order (other than any Antitrust Laws or Foreign Investment Laws of any jurisdiction that is not (a) a Required Non-U.S. Jurisdiction or (b) under the HSR Act) promulgated, entered, enforced, enacted, issued or deemed applicable to the Acquisition by any Governmental Entity which (i) directly or indirectly prohibits the consummation of the Acquisition or (ii) imposes any Burdensome Condition; provided however, that Amgen and Acquirer Sub shall not be permitted to invoke this paragraph 3.3 unless they shall have otherwise taken all actions required under the Transaction Agreement to have any such Order lifted; and

3.4	the Transaction Agreement not having been terminated in accordance with its terms by the applicable Party or Parties.

4

The Amgen Parties and the Company have agreed that, subject to paragraph 6, the Amgen Parties’ obligation to effect the Scheme and the Acquisition will also be conditional upon the following matters having been satisfied (or, to the extent permitted by applicable Laws, waived by the Amgen Parties) on or before the Sanction Date:

4.1

from the date of the Rule 2.7 Announcement to the Sanction Date, there having not been any event, change, effect, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and that is continuing;

4.2

(a) each of the representations and warranties of the Company set out in Sections 6.1(a) (Qualification, Organization, Subsidiaries, etc.), 6.1(b) (Subsidiaries), 6.1(u) (Corporate Authority Relative to the Transaction Agreement) and 6.1(y) (Brokers and Other Advisors) of the Transaction Agreement having been true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (in each case except to extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been true and correct in all material respects as of such particular date), (b) the representations and warranties of the Company set out in Section 6.1(c) (Capitalization) of the Transaction Agreement having been true and correct in all respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date except for de minimis inaccuracies, (c) the representations and warranties of the Company set out in Section 6.1(e)(i) (Absence of Changes) of the Transaction Agreement having been true and correct in all respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and (d) each of the other representations and warranties of the Company having been true and correct (without any qualification as to materiality or the Company Material Adverse Effect therein) in all respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been true and correct as of such particular date), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

Exhibit 2.2

4.3

the Company having performed and complied, in all material respects, with all of the covenants and agreements that the Transaction Agreement requires the Company to perform or comply with prior to the Sanction Date; and

4.4	Amgen having received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set out in paragraphs 4.2 and 4.3.

5

The Amgen Parties and the Company have agreed that, subject to paragraph 6, the Company’s obligation to effect the Scheme and the Acquisition will also be conditional upon the following matters having been satisfied (or, to the extent permitted by applicable Laws, waived by the Company) on or before the Sanction Date:

5.1

(a) each of the representations and warranties of the Amgen Parties set out in Sections 6.2(a) (Qualification and Organization) and 6.2(b) (Corporate Authority Relative to the Transaction Agreement) of the Transaction Agreement having been true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been true and correct in all material respects as of such particular date), and (b) each of the other representations and warranties of the Amgen Parties set out in Section 6.2 of the Transaction Agreement having been true and correct (read for purposes of this paragraph 5.1(b) without any qualification as to materiality or Amgen Material Adverse Effect therein) in all respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been true and correct in all respects as of such particular date), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, an Amgen Material Adverse Effect;

5.2

the Amgen Parties having performed and complied, in all material respects, with all of the covenants and agreements that the Transaction Agreement requires either of the Amgen Parties to perform or comply with prior to the Sanction Date; and

5.3	the Company having received a certificate from an executive officer of Amgen confirming the satisfaction of the conditions set out in paragraphs 5.1 and 5.2.

6	Subject to the requirements of the Irish Takeover Panel:

6.1

the Amgen Parties, on one hand, and the Company, on the other hand, reserve the right (but in no event shall any Party be under any obligation) to waive (to the extent permitted by applicable Laws), in whole or in part, all or any of the conditions in paragraph 3 (provided that no such waiver shall be effective unless agreed to by both Parties);

6.2	Amgen reserves the right (but shall be under no obligation) to waive (to the extent permitted by applicable Laws), in whole or in part, all or any of the conditions in paragraph 4; and

6.3	the Company reserves the right (but shall be under no obligation) to waive (to the extent permitted by applicable Laws), in whole or in part, all or any of the conditions in paragraph 5.

Exhibit 2.2

7

The Scheme will lapse unless it is effective on or prior to the End Date (or such later date as the Amgen Parties and the Company may, subject to receiving the consent of the Irish Takeover Panel and the Irish High Court, in each case if required, agree).

8

If Amgen is required to make an offer for the Company Shares under the provisions of Rule 9 of the Irish Takeover Rules, Amgen may make such alterations to any of the Conditions set out in paragraphs 1, 2, 3, 4 and 5 above as are necessary to comply with the provisions of that rule.

9

Amgen reserves the right, subject to the prior written consent of the Irish Takeover Panel, to effect the Acquisition by way of a Takeover Offer in the circumstances described in and subject to the terms of Section 3.6 of the Transaction Agreement. Without limiting Section 3.6 of the Transaction Agreement, in the event the Acquisition is structured as a Takeover Offer, such Takeover Offer will be implemented on terms and conditions that are at least as favorable to the Company Shareholders and the Company Equity Award Holders as those which would apply in relation to the Scheme (except for an acceptance condition set at 80% of the nominal value of the Company Shares to which such an offer relates (and which are not already in the beneficial ownership of Amgen))